Lexaria Announces Change of CFO and Director, and Corporate Update

Kelowna, BC / April 27, 2016 / Lexaria Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company”) provides the following update.

Ms. Bal Bhullar is resigning as CFO and Director of Lexaria effective April 29. Bal has been CFO of Lexaria for over 8 years and is leaving the Company to pursue other opportunities. Lexaria wishes her every possible success in the future. Chris Bunka will be named as interim CFO for what is expected to be a short period of time as the Company evaluates several candidates, and positions itself for long-term growth.

Mr. John Docherty, President of Lexaria Corp, is being appointed a director of the Company effective April 29. John is well known to Lexaria stakeholders and is a highly regarded member of the Lexaria team. Lexaria welcomes John’s increased role with the Company.

Meanwhile the technology licensing agreement LOI announced on March 22, 2016, continues to advance towards a definitive agreement and negotiations continue. Simultaneously, the Company has entered negotiations on a second technology licensing agreement with a separate third-party company, and is in discussion for even more licensing agreements with others. As is true in all negotiations, there can be no assurance that any definitive agreement will be reached, although our expectation is that we will have additional developments to report soon.

Also, the Lexaria Protein-Energy bars continue to attract a great deal of attention. The Company has developed improved recipe formulations based on extensive discussions with our customers and vendors. The existing bars have received an enthusiastic reception and have been repeatedly complimented. Lexaria is not content however, and the new recipes will feature lower fat, lower sodium, lower natural sugars, increased fiber and other improvements, while maintaining the superior taste profile that consumers have come to expect from Lexaria. The new formulations should be available by early Summer, 2016.

Finally, at our recent Annual General Meeting, shareholders voted overwhelmingly in favor of the proposed change in name to Lexaria Bioscience Corp. That name change is now being made effective.

About Lexaria
Lexaria Corp is a food sciences company focused on the delivery of active compounds that can behave as superfoods through its proprietary infusion technologies. Lexaria’s technology enables higher bioavailability rates for CBD; THC; NSAIDs; Nicotine and other molecules than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria hopes to reduce other common but less healthy ingestion methods such as smoking as it embraces the benefits of public health. www.lexariaenergy.com

About ViPovaTM
ViPovaTM uses only legal hemp oil extracts, grown from agricultural hemp in locations where it is legal to do so, in ViPovaTM-branded tea, coffee, and hot chocolate. ViPovaTM uses its patent-pending process to infuse concentrated amounts of hemp oil within lipids, providing more bioactivity and comfort to the body during the absorption process. Only ViPovaTM has this ground-breaking technology for hemp oil/lipid infusion. www.vipova.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that the Company’s technology enables higher rates of absorption of certain molecules such as vitamins and cannabinoids while simultaneously masking and at times even eliminating inherent strong flavors and/or odors typical of those molecules, or that the technology will function in a similar manner if tested with THC, nicotine, or any of the other molecules named in our patent applications. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever, nor that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that a definitive agreement will be reached to license the Company’s technology to any third party in return for compensation. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.